Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Definitive Healthcare Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share	Other	5,201,047(3)	$1.44	$7,489,507.68	0.00013810	$1,034.31
Total Offering Amounts					$7,489,507.68		$1,034.31
Total Fee Offsets							—
Net Fee Due							$1,034.31

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.001 per share (“Common Stock”), which become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction.

(2)

Estimated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on February 23, 2026, as reported on the Nasdaq Stock Market LLC.

(3)	Represents the number of additional shares of Common Stock available for issuance as a result of the annual evergreen increase on January 1, 2026, under the 2021 Plan.